Exhibit 10.14b

February 11, 2004

Carol A. Wrenn
President
Animal Health Division
Alpharma Inc.

Re: Supplement to Incentive Package Grant dated July 15, 2003

Dear Carol:

Pursuant to that certain Letter Agreement, dated July 15, 2003 (the "July Letter Agreement"), Alpharma Inc. (the "Company") granted to you an Incentive Package (as defined therein) to encourage you to remain part of implementing the strategy that has been, and will in the future be, developed for the Company's Animal Health Division ("AHD").

The Incentive Package in the July Letter Agreement consisted of two elements: The first portion of the Incentive Package (Part I) was granted to you upon your acceptance of the July Letter Agreement, and consisted of a ten percent (10%) salary increase and a grant of 33,525 restricted shares of the Company's Class A Common Stock. The second portion of the Incentive Package (Part II) was granted to you contingent upon the consummation of the purchase of all, or substantially all, of the assets of AHD by an Acquiring Company (as therein defined) on or before July 15, 2006 (a "Triggering Event"), and consisted of the immediate full vesting of the 33,525 restricted shares and the granting of certain benefits to you pursuant to the Company's Change in Control Plan, subject to your satisfaction of certain conditions. (This summary of the Incentive Package remains at all times subject to the actual terms of the July Letter Agreement. Any inconsistency shall be resolved in favor of the July Letter Agreement.)

The Company now wishes to grant to you a supplement to the Incentive Package (which we will call Part III for ease of reference) as follows: (Please note that all capitalized terms used in this letter, which are not defined in this letter, are defined in the July Letter Agreement.)

Part III:

Upon the occurrence of a Triggering Event in which the Acquiring Company pays to the Company an amount equal to or in excess of $250 million in Consideration (defined below), the Company shall pay to you an additional lump-sum amount of $100,000.00, payable as soon as practicable, but in no event later than the six (6) month anniversary of the Triggering Event.

"Consideration" shall mean the gross value of all cash, securities and other properties paid or payable, directly or indirectly, by the Acquiring Company in one transaction or in a series or combination of transactions, in connection with the Triggering Event (including, without limitation, amounts paid pursuant to covenants not to compete or similar arrangements, but not consideration paid to AHD employees as a result of a "change in control", an incentive to complete the Triggering Event, or severance.) Consideration shall also include the principal amount of any indebtedness for borrowed money, any pension liabilities and guarantees related to AHD indirectly or directly assumed or acquired, or otherwise repaid or retired, by the Acquiring Company. Consideration shall include all amounts paid into escrow and all contingent payments payable to the Company in connection with the Triggering Event, with fees on amounts paid into escrow to be payable upon the establishment of such escrow and fees on contingent payments to be payable when such contingent payments are made. If the Consideration to be paid is computed in any foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. dollars at the prevailing exchange rate on the date or dates on which such Consideration is paid. Furthermore, the value of any securities (whether debt or equity) or other property paid or payable as part of the Consideration shall be determined as follows: (a) the value of securities that are freely tradable in an established public market will be determined on the basis of the last market closing price prior to the public announcement of the Triggering Event; and (b) the value of securities that are not freely tradable or have no established public market, (or if the Consideration utilized consists of property other than securities, the value of such other property), shall be the value thereof as mutually agreed by the Company and the Acquiring Company.

Except as specifically set forth in this letter and the July Letter Agreement, no other benefits shall be provided to you upon or after the occurrence of a Triggering Event, including benefits set forth in the Alpharma Inc. Severance Plan and any other employment agreements, policies or understandings. This letter is not an offer or promise of continuing employment by AHD or the Company. The Company shall have no responsibility or liability for your employment by an Acquiring Company other than with respect to payments due pursuant to the terms of the July Letter Agreement during a Benefit Continuation Period (as defined in the July Letter Agreement).

This letter and the July Letter Agreement constitute the entire agreement between you, AHD and the Company with respect to the subject matter hereof and thereof and no previous or contemporaneous oral or written commitment or statements shall alter or add to the terms of this letter or the July Letter Agreement. Any modification of this letter and/or the July Letter Agreement after the date hereof must be in writing executed by you and an authorized officer of the Company.

I believe that the Incentive Package, as supplemented as set forth in this letter, clearly reflects your value to this organization and provides you with enhanced financial benefits regardless of the Company's strategy for AHD.

As I know you will agree, it is important for you to handle the details of this letter confidentially. Therefore, I ask that you acknowledge that, by countersigning this letter and accepting this supplement to the Incentive Package, you are agreeing to maintain a strict level of confidence regarding all Confidential Information (as defined in the July Letter Agreement). By countersigning this letter, you agree that, unless you first secure the written consent of an officer of the Company, you shall not disclose or use at any time, either during or after employment by the Company, any Confidential Information except to the extent that you are required to disclose or use such Confidential Information by law or in the performance of your assigned duties for the Company. This obligation is in addition to the confidentiality agreement that you have previously executed as an employee of AHD and in the July Letter Agreement and the general obligation of confidentiality existing under the law.

Please indicate your acknowledgement of this letter, and your acceptance of the supplement to the Incentive Package as set forth above, by countersigning this letter where indicated below and returning one copy to George Rose.

Sincerely,

/s/ Ingrid Wiik (by George P. Rose, EVP, Human Resources and Communications)

Ingrid Wiik
Chief Executive Officer
Alpharma Inc.

I, Carol A. Wrenn, acknowledge and agree to the terms and conditions of this letter, and I intend to be legally bound hereby.

/s/ Carol A. Wrenn
Signature

Dated: February 20, 2004